  Exhibit 99.1
Cellular Biomedicine Group Announces $30.6 million Investment from
Sailing Capital Overseas Investment Ltd.

SHANGHAI, China and CUPERTINO, Calif., February 5, 2018 /GlobeNewswire/ -- Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the development of immunotherapies for cancer, today announced the receipt of a $30.6 million investment from Sailing Capital Overseas Investment Ltd. and its affiliates (collectively “Sailing”), a global private equity firm focused on China cross-border investments in disruptive global companies in the healthcare, technology and consumer sectors. As part of the transaction, Sailing will appoint a representative to the Company’s Board of Directors.

“Sailing is a highly-regarded growth equity investor which leverages its unique commercial and government relationships to enhance its portfolio companies’ businesses in China and internationally. Sailing’s investment in the Company further validates our proprietary technology platform and independently affirms our prospects for CFDA approval and commercialization in China. We are proud of the demonstrated clinical proof-of-concept of our Chimeric Antigen Receptor (“CAR”) T-cell immuno-oncology platform, and Sailing’s investment will enable further clinical development by funding our multiple clinical programs for progressive malignant lymphoma, Acute B lymphocytic leukemia and Hodgkin’s lymphoma, as well as development in novel T Cell Receptor (TCR) therapies to redirect T cells for solid tumors,” said Tony (Bizuo) Liu, Chief Executive Officer of CBMG.

“With the recent regulatory approvals and commercialization of CAR-T in the US and the CFDA’s issuance of final guidance for the approval of CAR-T in China, we believe an investment in CBMG is timely as the China market opportunity for cell and gene therapy is substantial. We have conducted a deep dive on the cell and gene therapy industry and found CBMG to be not only a leader in China, but also globally, of vertically integrated cell and gene therapy manufacturing know-how, as evidenced by the Company’s strategic and joint development partnerships with both GE and Thermo Fisher. GMP quality manufacturing, market leading capacity (for 10,000 patients) and a focus on GCP standards in China are critical success factors in developing cutting-edge cancer immunotherapies for the global markets. Further, we have found CBMG to have strong innovation and translation medicine sophistication, which is reflected in a strong pipeline of multiple CAR-T and TCR constructs. We also see tremendous opportunity for leading cell and gene therapy companies based outside of China to partner with CBMG, leveraging the Company’s manufacturing expertise and the favorable regulatory environment in China, to rapidly advance development programs into the clinic. We look forward to supporting CBMG’s continued clinical success and believe the Company will emerge as a leader in the cancer medicine fields,” said James Xiaodong Liu, Chairman of Sailing Capital.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. (NASDAQ:CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. CBMG conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. CBMG GMP facilities in China, consist of twelve independent cell production lines, and are designed and managed according to both China and U.S. GMP standards.  CBMG’s Shanghai facility includes a ”Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific. CBMG currently has ongoing CAR-T Phase I clinical trials in China; CARD-1 for Diffuse Large B-cell Lymphoma (DLBCL) and Non-Hodgkin Lymphoma (NHL) and CALL-1 for adult Acute Lymphoblastic Leukemia (ALL), utilizing CBMG’s proprietary and optimized CD19 construct, as well as an ongoing Phase I trial in China for AlloJoin™ (CBMG’s “Off-the-Shelf” Allogeneic Human Adipose-derived Mesenchymal Stem Cell) for the treatment of Knee Osteoarthritis (“KOA”). In 2017 CBMG was awarded $2.29 million from the California Institute for Regenerative Medicine (CIRM) to support pre-clinical studies of AlloJoin™ for Knee Osteoarthritis in the United States. To learn more about CBMG, please visit www.cellbiomedgroup.com.

About Sailing Capital
Founded in 2012, Sailing Capital (“Sailing”) is a Shanghai and Hong Kong based global private equity firm, which invests in market leaders across a range of industries including healthcare, technology and consumer. Sailing was initiated by Shanghai International Group (SIG) mainly for investments outside of the domestic Chinese market and is the first major private equity fund on the global stage with its initial capital raised domestically in Chinese Yuan (RMB). Sailing’s LPs include some of the most successful and influential companies in China. Sailing’s commitments can take the form of equity, equity-linked, mezzanine and/or debt capital contributed on a full acquisition, majority or minority basis. To learn more about Sailing, please visit www.sailing-capital.com.hk

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include those regarding CBMG’s ability to implement its plans, strategies and objectives for future operations, including its plan to configure part of its Shanghai facility with GE Healthcare’s FlexFactory platform, its ability to execute on proposed new products, services or development thereof, results of its clinical research and development, regulatory infrastructure governing cell therapy and cellular biopharmaceuticals, its ability to enter into agreements with any necessary manufacturing, marketing and/or distribution partners for purposes of commercialization, its ability to seek intellectual property rights for its product candidates, competition in the industry in which it operates, overall market conditions, any statements or assumptions underlying any of the foregoing and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 408-973-7884
sarah.kelly@cellbiomedgroup.com